Exhibit 10.9

Summary of Non-Employee Director Compensation

Each non-employee director receives a monthly cash retainer in the amount of $6,000 per month in lieu of all other non-employee director fees pursuant to the Company’s director compensation plan. The director compensation plan provides that each non-employee director is eligible to receive annual equity grants consisting of stock options, performance grants or restricted stock that will result in an average $50,000 expense to the Company per year at target performance levels.